As filed with the Securities and Exchange Commission on August 21, 2001
                                                              File No. 811-07567

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM N-1A

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 |X|

         Amendment No. 6 |X|

                        (Check appropriate box or boxes)
                              ---------------------

                 STATE STREET NAVIGATOR SECURITIES LENDING TRUST

               (Exact Name of Registrant as Specified in Charter)

        Two International Place, 31st Floor, Boston, Massachusetts 02110

               (Address of Principal Executive Offices) (Zip Code)

                                 (617) 664-2500
              (Registrant's Telephone Number, Including Area Code)

                    -----------------------------------------

                       Julie Tedesco, Assistant Secretary
                       State Street Bank and Trust Company
                                  P.O. Box 5049
                           Boston, Massachusetts 02206
                     (Name and Address of Agent for Service)

                              --------------------

                                    Copy to:

                             Philip H. Newman, Esq.
                               Goodwin Procter LLP
                                 Exchange Place
                           Boston, Massachusetts 02109

                              --------------------

EXPLANATORY NOTE

     This Registration Statement on Form N-1A has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not registered under the Securities Act of 1933 (the "1933 Act") because such interests are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by domestic investment companies, institutional client separate accounts, 401(k) plan assets, common or commingled trust funds or collective investment trusts or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the 1933 Act, any beneficial interests in the Registrant.

                                     PART A

ITEM 1. FRONT AND BACK COVER PAGES

    Not Applicable.

ITEM 2. RISK/RETURN SUMMARY: INVESTMENTS, RISKS AND PERFORMANCE

    Not Applicable.

ITEM 3. RISK/RETURN SUMMARY: FEE TABLE

    Not Applicable.

ITEM 4. INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED
RISKS

    State Street Bank and Trust Company ("State Street") has established a securities lending program for its clients. Each client that participates in the securities lending program as a lender ("Lender") enters into a securities lending authorization agreement with State Street. Under such agreement, State Street is authorized to invest the cash collateral securing loans of securities of each Lender in a variety of investments. State Street Navigator Securities Lending Trust (the "Trust") has been established primarily for the investment and reinvestment of cash collateral on behalf of Lenders participating in State Street's securities lending program.

    The Trust has established three series of shares of beneficial interest representing interests in three separate portfolios: State Street Navigator Securities Lending Government Portfolio ("Government Portfolio"), State Street Navigator Securities Lending Prime Portfolio ("Prime Portfolio") and State Street Navigator Securities Lending Short-Term Bond Portfolio ("Short-Term Bond Portfolio") (each, a "Portfolio"). Government Portfolio and Short-Term Bond Portfolio, however, are not yet operational. SSgA Funds Management, Inc. (the "Adviser"), a subsidiary of State Street Corporation, serves as the investment adviser for each of the Trust's portfolios.

    The investment objectives, principal strategies and risks of each Portfolio are described below. The investment objectives of a Portfolio may be changed at any time by the Board of Trustees of the Trust upon at least 30 days' prior written notice to shareholders of that Portfolio. See the Statement of Additional Information for a description of each Portfolio's investment restrictions.

OBJECTIVES AND STRATEGIES

    GOVERNMENT PORTFOLIO. Government Portfolio will seek to:

        o maximize current income to the extent consistent with the preservation of capital and liquidity; and

        o maintain a stable $1.00 per share net asset value by investing in dollar-denominated securities with remaining maturities of one year or less.


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

    This Portfolio will invest exclusively in:

        o securities issued or backed by the U.S. Government or its agencies or instrumentalities ("U.S. Government Securities"); and

        o   repurchase agreements collateralized with U.S. Government
            Securities.

    All investments will qualify as "eligible securities" within the meaning of Rule 2a-7 under the Investment Company Act of 1940, as amended (the "1940 Act"). Government Portfolio will seek to maintain a stable net asset value per share of $1.00 by valuing its portfolio using the amortized cost method and will comply with the requirements of Rule 2a-7.

    PRIME PORTFOLIO.  Prime Portfolio seeks to:

        o maximize current income to the extent consistent with the preservation of capital and liquidity; and

        o maintain a stable $1.00 per share net asset value by investing in dollar-denominated securities with remaining maturities of one year or less.

    This Portfolio principally invests in the following high-quality U.S. dollar-denominated instruments:

        o   U.S. Government Securities;

        o instruments of U.S. and foreign banks, including certificates of deposit, bankers' acceptances and time deposits (including Eurodollar certificates of deposit, Eurodollar time deposits and Yankee certificates of deposit);

        o corporate debt obligations, including commercial paper of U.S. and foreign companies;

        o   variable amount master demand notes;

        o debt obligations of foreign governments and foreign government subdivisions and their agencies and instrumentalities and supranational organizations;

        o   repurchase agreements;

        o   mortgage-backed securities;

        o   asset-backed securities; and

        o   floating-rate notes, medium term notes and master term notes.

    All investments will qualify as "eligible securities" within the meaning of Rule 2a-7. Prime Portfolio seeks to maintain a stable net asset value per share of $1.00 by valuing its portfolio using the amortized cost method and will comply with the requirements of Rule 2a-7.

    SHORT-TERM BOND PORTFOLIO. Short-Term Bond Portfolio will seek to maximize current income to the extent consistent with the preservation of capital and liquidity.

    Short-Term Bond Portfolio, however, will not seek to maintain a stable net asset value per share. Accordingly, the investment return and principal value of an investment in Short-Term Bond Portfolio will fluctuate and an investor's shares, when redeemed, may be worth more or less than their original cost.

    This Portfolio will principally invest in:

        o U.S. dollar-denominated instruments in which Prime Portfolio may invest;

        o   mortgage-backed and asset-backed securities; and

        o U.S. dollar-denominated corporate, governmental and supranational debt obligations with maturities in excess of 13 months.

    Short-Term Bond Portfolio may invest in forward contracts, futures, options and swap agreements for the purpose of modifying the average effective duration of its portfolio and creating synthetic floating-rate securities.

    At the time of purchase, the maximum effective duration of any security will not exceed five years. The average effective duration of Short-Term Bond Portfolio, after giving effect to all duration shortening positions, will be managed to be between one and 120 days.

    At the time of purchase, (i) all securities with remaining maturities of 13 months or less will qualify as "first tier securities" within the meaning of Rule 2a-7(a)(6); and (ii) all securities with remaining maturities in excess of 13 months will (a) be rated "A" or better by at least two nationally recognized statistical rating organizations ("NRSRO"), or (b) if rated by only one NRSRO, be rated "A" or better by such NRSRO, or (c) if unrated, be determined by the Adviser to be of comparable quality. The Portfolio will not acquire any security (other than a U.S. Government Security) if, as a result, such security would represent more than 5% of the Portfolio's assets.

    Short-Term Bond Portfolio will not seek to maintain a stable net asset value per share by means of the amortized cost method. By managing the average effective duration, however, the Adviser will seek to minimize fluctuations in the value of the Portfolio. Securities with maturities of 60 days or less will be valued based using the amortized cost method. The value of all other securities will be determined based upon market value or, in the absence of market value, at fair value as determined by the Board of Trustees of the Trust.

DESCRIPTION OF PRINCIPAL SECURITY TYPES

    Below is information about each Portfolio's principal investment techniques. Each Portfolio may also use strategies and invest in securities as described in the Statement of Additional Information.

    U.S. GOVERNMENT SECURITIES. U.S. Government Securities include obligations issued or guaranteed by the U.S. Treasury or by an agency or instrumentality of the U.S. Government. U.S. Government Securities may be backed by the full faith and credit of the U.S. Treasury, the right to borrow from the U.S. Treasury or the agency or instrumentality issuing or guaranteeing the security.

    REPURCHASE AGREEMENTS. In a repurchase agreement, a Portfolio purchases securities from a financial institution that agrees to repurchase the securities from the Portfolio within a specified time (normally one day) at the Portfolio's cost plus interest.

    STRIPPED SECURITIES. Stripped securities are U.S. Treasury bonds and notes, the unmatured interest coupons of which have been separated from the underlying obligation. Stripped securities are zero coupon obligations that are normally issued at a discount from their face value. A Portfolio may invest no more than 25% of its assets in stripped securities that have been stripped by their holder, which is typically a custodian bank or investment brokerage firm.

    VARIABLE AND FLOATING RATE INSTRUMENTS. A floating rate security provides for the automatic adjustment of its interest rate whenever a specified interest rate changes. A variable rate security provides for the automatic establishment of a new interest rate on set dates. Interest rates on variable and floating rate instruments are ordinarily tied to a widely recognized interest rate, such as the yield on 90-day U.S. Treasury bills or the prime rate of a specified bank. These rates may change as often as twice daily. Generally, changes in interest rates will have a smaller effect on the market value of variable and floating rate securities than on the market value of comparable fixed-income obligations. Thus, investing in variable and floating rate securities generally affords less opportunity for capital appreciation and depreciation than investing in comparable fixed income securities.

    SECTION 4(2) COMMERCIAL PAPER (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO
ONLY). Prime Portfolio and Short-Term Bond Portfolio may invest in commercial paper issued in reliance on the so-called private placement exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Section 4(2) paper is restricted as to disposition under the federal securities laws and generally is sold to institutional investors, such as Prime Portfolio and Short-Term Bond Portfolio, that agree they are purchasing the paper for investment and not for distribution. Any resale by the purchaser must be in an exempt transaction. Section 4(2) paper normally is resold to other institutional investors through, or with the assistance of, the issuer or investment dealers that make a market in Section 4(2) paper. Section 4(2) paper will not be subject to a Portfolio's 10% limitation on illiquid securities, if the Adviser (pursuant to guidelines established by the Board of Trustees of the Trust) determines that a liquid trading market exists for the securities.

    ELIGIBLE DERIVATIVE INSTRUMENTS (SHORT-TERM BOND PORTFOLIO ONLY). Short-Term Bond Portfolio may invest in forwards, futures, options and swap agreements within the following parameters. Derivative instruments may be used to create synthetic fixed income securities and to modify portfolio average duration. Derivative positions within the Portfolio will be managed so that the average effective duration remains below the 120 day upper limit specified for the Portfolio. The total absolute value of the option-adjusted duration dollars of the derivative positions shall be less than or equal to 10% of the option-adjusted duration dollars of the underlying investment positions.

    WHEN-ISSUED TRANSACTIONS. The Portfolios may invest in securities prior to their date of issuance. These securities may fall in value from the time they are purchased to the time they are actually issued, which may be any time from a few days to over a year. No Portfolio will invest more than 25% of its net assets in when-issued securities.

    FORWARD COMMITMENTS (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY). Prime Portfolio and Short-Term Bond Portfolio may contract to purchase securities for a fixed price at a future date beyond the customary settlement time, provided that the forward commitment is consistent with the Portfolio's ability to manage its investment portfolio, maintain a stable net asset value (Prime Portfolio only) and honor redemption requests. When effecting such transactions, cash or liquid high-quality debt obligations held by a Portfolio of a dollar amount sufficient to make payment for the portfolio securities to be purchased will be segregated on that Portfolio's records at the trade date and will be maintained until the transaction is settled. The failure of the other party to the transaction to complete the transaction may cause a Portfolio to miss an advantageous price or yield. A Portfolio bears the risk of price fluctuations during the period between the trade and settlement dates.

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    VARIABLE AMOUNT MASTER DEMAND NOTES (PRIME PORTFOLIO AND SHORT-TERM BOND
PORTFOLIO ONLY). Prime Portfolio and Short-Term Bond Portfolio may invest in variable amount master demand notes, which are unsecured obligations that are redeemable upon demand and are typically unrated. These instruments are issued pursuant to written agreements between their issuers and holders. The agreements permit the holders to increase (subject to an agreed maximum) and the holders and issuers to decrease the principal amount of the notes, and specify that the rate of interest payable on the principal fluctuates according to an agreed upon formula.

    MORTGAGE-RELATED PASS-THROUGH SECURITIES (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY). Prime Portfolio and Short-Term Bond Portfolio may invest in mortgage-related securities. Mortgage pass-through certificates are issued by governmental, government-related and private organizations and are backed by pools of mortgage loans.

        The price and yield of these securities typically assume that the securities will be redeemed prior to maturity. When interest rates fall substantially, these securities are generally redeemed early because the underlying mortgages are often prepaid. In that case a Portfolio would have to reinvest the money at a lower rate. In addition, the price or yield of mortgage related-securities may fall if they are redeemed later than expected.

    ZERO COUPON SECURITIES. These securities are notes, bonds and debentures that (i) do not pay current interest and are issued at a substantial discount from par value, (ii) have been stripped of their unmatured interest coupons and receipts, or (iii) pay no interest until a stated date one or more years into the future. These securities also include certificates representing interests in such stripped coupons and receipts.

    Because a zero coupon security pays no interest to its holder during its life or for a substantial period of time, it usually trades at a deep discount from its face or par value and will be subject to greater fluctuations in market value in response to changing interest rates than debt obligations of comparable maturities that make regular distributions of interest.

    EURODOLLAR CERTIFICATES OF DEPOSIT ("ECDs"), EURODOLLAR TIME DEPOSITS ("ETDs") AND YANKEE CERTIFICATES OF DEPOSIT ("YCDs") (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY). ECDs and ETDs are U.S. dollar denominated certificates of deposit issued by foreign branches of domestic banks and foreign banks. YCDs are U.S. dollar denominated certificates of deposit issued by U.S. branches of foreign banks.

    Different risks than those associated with the obligations of domestic banks may exist for ECDs, ETDs and YCDs because the banks issuing these instruments, or their domestic or foreign branches, are not necessarily subject to the same regulatory requirements that apply to domestic banks, such as loan limitations, examinations and reserve, accounting, auditing, recordkeeping and public reporting requirements. Obligations of foreign issuers also involve risks such as future unfavorable political and economic developments, withholding tax, seizures of foreign deposits, currency controls, interest limitations, and other governmental restrictions that might affect repayment of principal or payment of interest, or the ability to honor a credit commitment.

RISK FACTORS

    The Portfolios are subject to the following principal risks:

        o (Government Portfolio and Prime Portfolio) The rate of income will vary from day to day, depending on short-term interest rates.

        o (Short-Term Bond Portfolio) In general, bond prices fall when interest rates rise.

        o Variable and floating rate securities exhibit greater price variations than fixed-rate securities.

        o An investment in a Portfolio is not a deposit of State Street or any other bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        o Although Government Portfolio and Prime Portfolio seek to preserve a stable net asset value of $1.00 per share, it is possible that an investor may lose money by investing in these Portfolios. For example, a major change in interest rates or a default on a security or a repurchase agreement could cause the value of an investment in a Portfolio to decline.

        o Prime Portfolio may invest more than 25% of its assets in the banking industry. Concentrating in the banking industry may involve additional risks. Banks are subject to extensive government regulation. They largely depend on the availability and cost of capital funds for their profitability, which can change significantly when interest rates change.

        o Prime Portfolio may invest up to 50% of its assets in U.S. dollar-denominated instruments issued by foreign branches of foreign banks. Extensive public information about a foreign issuer may not be available and unfavorable political, economic, or governmental developments could affect the value of a foreign security.

        o Each Portfolio may invest up to 25% of its total assets in zero coupon securities called STRIPS, which are separately traded interest and principal components of U.S. Treasury securities. The interest-only component is extremely sensitive to the rate of principal payment on the underlying obligation. The market value of the principal-only component generally fluctuates in response to changes in interest rates.

    The shares of the Trust have not been registered under the 1933 Act, and, because they will be offered only to a limited number of qualified investors, it is anticipated that they will be exempt from those registration provisions. Shares of the Trust may not be transferred or resold without registration under the 1933 Act or pursuant to an exemption from such registration. However, shares of the Trust may be redeemed in accordance with the terms of the Trust's Master Trust Agreement and the Confidential Offering Memorandum provided to shareholders.

ITEM 5. MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE

Not Applicable.

ITEM 6. MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE

THE ADVISER

    SSgA Funds Management, Inc., a subsidiary of State Street Corporation, is located at Two International Place, Boston, Massachusetts 02110 and is the investment adviser to each of the Portfolios. Prior to May 1, 2001, State Street served as investment adviser to each of the Portfolios. As of December 31, 2000, the Adviser and its affiliates managed approximately $724.5 billion in assets.

    For the fiscal year ended December 31, 2000, the Prime Portfolio paid State Street a fee equal to 0.0175% of its average daily net assets for State Street's services as investment adviser. For its advisory services to Government Portfolio and Short-Term Bond Portfolio, the Adviser is entitled to receive a fee from each Portfolio equal on an annual basis to 0.0175% and 0.05%, respectively, of that Portfolio's average daily net assets.

PORTFOLIO MANAGER

    Lisa Hatfield is the portfolio manager of Prime Portfolio. Ms. Hatfield is a Principal at the Adviser and she is the Unit Head of the cash desk with responsibility for the SSgA money market funds, several short-term funds and enhanced cash portfolios. Ms. Hatfield has served as a portfolio manager for State Street for various securities lending reinvestment funds since 1987.

CAPITAL STOCK

    Shares of the Trust are not registered under the 1933 Act or the securities law of any state and are sold in reliance upon an exemption from registration. Shares may not be transferred or resold without registration under the 1933 Act, except pursuant to an exemption from registration. However, shares may be redeemed on any day on which the Adviser is open for business.

ITEM 7. SHAREHOLDER INFORMATION

    Shares of each operating Portfolio are available for purchase on each day on which the Adviser is open for business. State Street, in its capacity as securities lending agent for a Lender, will effect all purchases on behalf of a Lender. All shares are purchased at the net asset value per share of the Portfolio next determined after the purchase request is communicated to the Trust.

    Each of Government Portfolio and Prime Portfolio will seek to maintain a stable net asset value per share of $1.00 by valuing its investment portfolio using the amortized cost method and will comply with the requirements of Rule 2a-7.

    Short-Term Bond Portfolio will not seek to maintain a stable net asset value per share by means of the amortized cost method. By means of managing the average effective duration of Short-Term Bond Portfolio, however, the Adviser will seek to minimize fluctuations in the value of the Portfolio.

    Securities with maturities of 60 days or less will be valued based upon the amortized cost method. The value of all other securities will be determined based upon market value or, in the absence of market value, at fair value as determined by the Board of Trustees of the Trust.

    Shares of each operating Portfolio may be redeemed on any day on which the Adviser is open for business at the net asset value per share of the Portfolio next determined after the redemption request is communicated to the Trust. State Street, in its capacity as lending agent for a Lender, will effect all redemptions on behalf of a Lender.

    The net asset value per share of each operating Portfolio is determined as of 5:00 p.m. New York City time. The net asset value of Prime Portfolio and Government Portfolio will be calculated on each day that the Boston Federal Reserve is open for business. The net asset value of Short-Term Bond Portfolio will be calculated on each day that the New York Stock Exchange is open for business.

    Redemptions will be paid in cash unless the Trustees determine that conditions exist that make payment wholly in cash unwise or undesirable. If such a determination is made by the Trustees, the Trust may, subject to the requirements of the 1940 Act, pay redemptions entirely or partially in securities.

DIVIDENDS AND DISTRIBUTIONS

    Dividends on shares of each Portfolio will be declared and paid daily from net investment income. Distributions from net long-term capital gains, if any, will be made at least annually. Generally, distributions will be declared and paid in December, if required for a Portfolio to avoid imposition of a federal excise tax on distributed capital gains. The Portfolios do not expect to realize any material long-term capital gains or losses. Income dividends and capital gains distributions, if any, will be paid at the net asset value on the payment date of the dividend or distribution.

    A shareholder's right to receive dividends and distributions with respect to shares purchased commences on the effective date of the purchase of such shares and continues through the day immediately preceding the effective date of redemption of such shares.

TAX CONSEQUENCES

    Dividends from net investment income and distributions of net short-term capital gains are taxable to shareholders as ordinary income under federal income tax laws whether they are paid in cash or in additional shares. Distributions from net long-term capital gains are taxable as long-term capital gains regardless of the length of time a shareholder has held such shares.

    Each Portfolio may purchase bonds at market discount (i.e., bonds with a purchase price less than original issue price or adjusted issue price). If such bonds are subsequently sold at a gain, then a portion of that gain equal to the amount of market discount, which should have been accrued through the sale date, will be taxable to shareholders as ordinary income.

    Under federal law, the income derived from U.S. Government Securities is exempt from state income taxes. All states that tax personal income permit mutual funds to pass this tax exemption through to their shareholders under certain circumstances. Income from repurchase agreements in which the underlying securities are U.S. Government Securities does not receive this exempt treatment.

    The sale of Trust shares by a shareholder is a taxable event and may result in capital gain or loss. A capital gain or loss also may be realized from an ordinary redemption of shares. Any loss incurred on a sale or exchange of Trust shares will be treated as a long-term or short-term capital loss to the extent of capital gain dividends received with respect to such shares depending upon the length of time such shares were held by the shareholder.

    Shareholders will be notified after the end of each calendar year of the amount of income dividends and net capital gains distributed and the percentage of a Portfolio's income attributable to U.S. Government Securities. Each Portfolio is required to withhold 31% of all taxable dividends, distributions and redemption proceeds payable to any noncorporate shareholder that does not provide the Portfolio with its correct taxpayer identification number or certification that the shareholder is not subject to backup withholding.

    The foregoing discussion is only a summary of certain federal income tax issues generally affecting each Portfolio and its shareholders. Circumstances among investors may vary and each investor should discuss the tax consequences of an investment in a Portfolio with a tax adviser.

ITEM 8. DISTRIBUTION ARRANGEMENTS

    Shares of Prime Portfolio are being offered to Lenders in connection with State Street's securities lending program. Shares of that Portfolio are sold on a private placement basis in accordance with Regulation D under the 1933 Act. Shares of the Trust are sold directly by the Trust without a distributor and are not subject to a sales load or redemption fee. Assets of the Trust are not subject to a Rule 12b-1 fee.

ITEM 9. FINANICAL HIGHLIGHTS INFORMATION

Not Applicable.

                                     PART B

ITEM 10. COVER PAGE AND TABLE OF CONTENTS

                 STATE STREET NAVIGATOR SECURITIES LENDING TRUST

         State Street Navigator Securities Lending Government Portfolio
            State Street Navigator Securities Lending Prime Portfolio
       State Street Navigator Securities Lending Short-Term Bond Portfolio

                          -----------------------------

                       Two International Place, 31st Floor
                           Boston, Massachusetts 02110
                                 (617) 664-2500

                         ------------------------------

                       STATEMENT OF ADDITIONAL INFORMATION

                                 August 21, 2001

    State Street Navigator Securities Lending Trust (the "Trust") is a registered open-end investment company organized as a Massachusetts business trust offering shares of beneficial interest in separate investment portfolios. Each series of the Trust is diversified as defined in the Investment Company Act of 1940, as amended (the "1940 Act").

    This Statement of Additional Information (the "SAI") supplements the information contained in the Trust's Prospectus dated August 21, 2001 concerning the Trust and its portfolios, State Street Navigator Securities Lending Government Portfolio ("Government Portfolio"), State Street Navigator Securities Lending Prime Portfolio ("Prime Portfolio") and State Street Navigator Securities Lending Short-Term Bond Portfolio ("Short-Term Bond Portfolio") (each, a "Portfolio"). As of the date this SAI, Government Portfolio and Short-Term Bond Portfolio are not operational. This Statement of Additional Information is not a Prospectus and should be read in conjunction with the Trust's Prospectus, which may be obtained by telephoning or writing the Trust at the number or address shown above.

    The Trust's Annual Report to Shareholders, as filed on March 9, 2001, has been incorporated by reference into this SAI. The annual report is available, without charge, upon request, by calling the number shown above.

                                TABLE OF CONTENTS

                                                                          Page

Trust History.............................................................B-3

Description of the Trust and its Investments and Risks....................B-3

Management of the Trust...................................................B-8

Control Persons and Principal Holders of Securities......................B-11

Investment Advisory and Other Services...................................B-11

Brokerage Allocation and Other Practices.................................B-13

Capital Stock and Other Securities.......................................B-13

Purchase, Redemption and Pricing Of Shares...............................B-14

Taxation of the Trust....................................................B-16

Underwriters.............................................................B-17

Calculation of Performance Data..........................................B-17

Financial Statements.....................................................B-18

Ratings of Debt Instruments........................................Appendix A

ITEM 11. TRUST HISTORY

The Trust was organized as a Massachusetts business trust on June 15, 1995.

ITEM 12. DESCRIPTION OF THE TRUST AND ITS INVESTMENTS AND RISKS

    Each Portfolio of the Trust is an open-end, diversified, management investment company.

INVESTMENT POLICIES

    The investment policies described below (i) reflect the current practices of the Portfolios, (ii) are not fundamental, and (iii) may be changed by the Board of Trustees of the Trust without shareholder approval. To the extent consistent with each Portfolio's investment objective and other stated policies and restrictions, and unless otherwise indicated, each Portfolio may invest in the following instruments and may use the following investment techniques:

    U.S. GOVERNMENT SECURITIES. The types of U.S. Government securities in which the Portfolios may at times invest include obligations issued or guaranteed by U.S. Government agencies and instrumentalities that are supported by any of the following: (i) the full faith and credit of the U.S. Treasury, (ii) the right of the issuer to borrow an amount limited to a specific line of credit from the U.S. Treasury, (iii) discretionary authority of the U.S. Government agency or instrumentality, or (iv) the credit of the instrumentality (the following are examples of agencies and instrumentalities: Federal Land Banks, Federal Housing Administration, Farmers Home Administration, Export-Import Bank of the United States, Central Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Home Loan Banks, General Services Administration, Maritime Administration, Tennessee Valley Authority, Asian-American Development Bank, Student Loan Marketing Association, International Bank for Reconstruction and Development and Federal National Mortgage Association). No assurance can be given that in the future the U.S. Government will provide financial support to the U.S. Government agencies or instrumentalities described in (ii), (iii) and
(iv), other than as set forth above, because it is not obligated to do so by law.

    REPURCHASE AGREEMENTS. Each Portfolio may enter into repurchase agreements, whereby the Portfolio purchases securities from a financial institution that agrees to repurchase the underlying securities within a specified time (normally one day) at the Portfolio's cost plus interest. A Portfolio will enter into repurchase agreements only with financial institutions that SSgA Funds Management, Inc. (the "Adviser") determines are creditworthy in accordance with guidelines established by the Board of Trustees. No Portfolio will invest more that 10% of its net assets (taken at current market value) in repurchase agreements maturing in more than seven days. Should the counterparty to a repurchase agreement transaction fail financially, a Portfolio may experience
(i) delays in recovering the collateral securing the counterparty's obligations, or (ii) a loss of rights in such collateral. Further, any amounts realized upon the sale of collateral may be less than that necessary to compensate a Portfolio fully. A Portfolio must take possession of collateral either directly or through a third-party custodian. All repurchase transactions must be collateralized at a minimum of 102% of the repurchase price. Counterparties are required to deliver additional collateral in the event that the market value of the collateral falls below 102%.

    STRIPPED SECURITIES. Each Portfolio may invest in stripped securities, which are U.S. Treasury bonds and notes, the unmatured interest coupons of which have been separated from the underlying obligation. Stripped securities are zero coupon obligations that are normally issued at a discount from their face value. A Portfolio may invest no more than 25% of its assets in stripped securities that have been stripped by their holder, which is typically a custodian bank or investment brokerage firm. A number of securities firms and banks have stripped the interest coupons and resold them in custodian receipt programs with different names such as Treasury Income Growth Receipts ("TIGRS") and Certificates of Accrual on Treasuries ("CATS"). The Trust intends to rely on the opinions of counsel to the sellers of these certificates or other evidences of ownership of U.S. Treasury obligations that, for Federal tax and securities purposes, purchasers of such certificates most likely will be deemed the beneficial holders of the underlying U.S. Government securities. Privately-issued stripped securities such as TIGRS and CATS are not themselves guaranteed by the U.S. Government, but the future payment of principal or interest on the U.S. Treasury obligations that they represent is so guaranteed.

    VARIABLE AND FLOATING RATE INSTRUMENTS. A floating rate security provides for the automatic adjustment of its interest rate whenever a specified interest rate changes. A variable rate security provides for the automatic establishment of a new interest rate on set dates. Interest rates on these securities are ordinarily tied to, and represent a percentage of, a widely recognized interest rate, such as the yield on 90-day U.S. Treasury bills or the prime rate of a specified bank. These rates may change as often as twice daily. Generally, changes in interest rates will have a smaller effect on the market value of variable and floating rate securities than on the market value of comparable fixed-income obligations. Thus, investing in variable and floating rate securities generally affords less opportunity for capital appreciation and depreciation than investing in comparable fixed-income securities. Prime Portfolio may purchase variable and floating rate non-U.S. Government securities that have a stated maturity in excess of 13 months only if the Portfolio has a right to demand payment of the principal of the instrument at least once every thirteen months upon not more that 30 days' notice.

    Variable and floating rate instruments may include variable amount master demand notes that permit the indebtedness thereunder to vary in addition to providing for periodic adjustments in the interest rate. There may be no active secondary market with respect to a particular variable or floating rate instrument. Nevertheless, the periodic readjustments of their interest rates tend to assure that their value to a Portfolio will approximate their par value. Illiquid variable and floating rate instruments (instruments that are not payable upon seven days' notice and do not have an active trading market) that are acquired by a Portfolio are subject to a Portfolio's percentage limitations regarding securities that are illiquid or not readily marketable. The Adviser will continuously monitor the creditworthiness of issuers of variable and floating rate instruments in which the Trust invests and the ability of issuers to repay principal and interest.

    DEFAULT INSURANCE. The Prime Portfolio participates in a default insurance policy that provides insurance coverage for specified types of losses on certain money market instruments held by the Prime Portfolio, including losses from nonpayment of principal or interest or a bankruptcy or insolvency of the issuer or credit support provider, if any. The insurance is intended as a credit enhancement strategy for the Prime Portfolio. The insurance does not cover losses resulting from changes in interest rates or other market developments. Furthermore, the insurance is subject to an aggregate loss limitation of $240 million and a deductible for any loss equal to .03 of 1% of the net assets of the Prime Portfolio. The Prime Portfolio is charged an annual premium for the insurance.

    WHEN-ISSUED TRANSACTIONS. New issues of securities are often offered on a when-issued basis. This means that delivery and payment for the securities normally will take place several days after the date the buyer commits to purchase them. The payment obligation and the interest rate that will be received on securities purchased on a when-issued basis are each fixed at the time the buyer enters into the commitment.

    Each Portfolio will make commitments to purchase when-issued securities only with the intention of actually acquiring the securities, but a Portfolio may sell these securities or dispose of the commitment before the settlement date if it is deemed advisable as a matter of investment strategy. Cash or marketable high-quality debt securities equal to the amount of the above commitments will be segregated on each Portfolio's records. For the purpose of determining the adequacy of these securities, the segregated securities will be valued at market value. If the market value of such securities declines, additional cash or securities will be segregated on a Portfolio's records on a daily basis so that the market value of the account will equal the amount of such commitments by that Portfolio. No Portfolio will invest more than 25% of its net assets in when-issued securities.

    Securities purchased on a when-issued basis and the securities held by each Portfolio are subject to changes in market value based upon the public's perception of changes in the level of interest rates. Generally, the value of such securities will fluctuate inversely to changes in interest rates (i.e., they will appreciate in value when interest rates decline and decrease in value when interest rates rise). Therefore, if in order to achieve higher interest income a Portfolio remains substantially fully invested at the same time that it has purchased securities on a "when-issued" basis, there will be a greater possibility of fluctuation in the Portfolio's net asset value.

    When payment for when-issued securities is due, each Portfolio will meet its obligations from then-available cash flow, the sale of segregated securities, the sale of other securities or, and although it would not normally be expected to do so, from the sale of the when-issued securities themselves (which may have a market value greater or less than the Portfolio's payment obligation). The sale of securities to meet such obligations carries with it a greater potential for the realization of capital gains, which are subject to federal income taxes.

    ILLIQUID SECURITIES. A Portfolio will not invest more than 10% of its net assets in illiquid securities or securities that are not readily marketable, including repurchase agreements and time deposits of more than seven days' duration. The absence of a regular trading market for securities imposes additional risks on investments in these securities. Illiquid securities may be difficult to value and may often be disposed of only after considerable expense and delay.

    MORTGAGE-RELATED PASS-THROUGH SECURITIES (PRIME PORTFOLIO AND SHORT-TERM BOND PORTFOLIO ONLY). Prime Portfolio and Short-Term Bond Portfolio may invest in mortgage-related securities. Mortgage pass-through certificates are issued by governmental, government-related and private organizations and are backed by pools of mortgage loans. These mortgage loans are made by savings and loan associations, mortgage bankers, commercial banks and other lenders to residential home buyers throughout the United States. The securities are "pass-through" securities because they provide investors with monthly payments of principal and interest that, in effect, are a "pass-through" of the monthly payments made by the individual borrowers on the underlying mortgage loans, net of any fees paid to the issuer or guarantor of the pass-through certificates. The principal governmental issuer of such securities is the Government National Mortgage Association ("GNMA"), which is a wholly-owned U.S. Government corporation within the Department of Housing and Urban Development. Government-related issuers include the Federal Home Loan Mortgage Corporation ("FHLMC"), a corporate instrumentality of the United States created pursuant to an act of Congress, which is owned entirely by the Federal Home Loan Bank, and the Federal National Mortgage Association ("FNMA"), which is a government sponsored corporation owned entirely by private stockholders. Commercial banks, savings and loan associations, private mortgage insurance companies, mortgage bankers and other secondary market issuers also create pass-through pools of conventional residential mortgage loans. Such issuers may be the originators of the underlying mortgage loans as well as the guarantors of the mortgage-related securities.

            a. GNMA MORTGAGE PASS-THROUGH CERTIFICATES ("GINNIE MAES"). Ginnie Maes represent an undivided interest in a pool of mortgage loans that are insured by the Federal Housing Administration or the Farmers Home Administration or are guaranteed by the Veterans Administration. Ginnie Maes entitle the holder to receive all payments (including prepayments) of principal and interest owed by the individual mortgagors, net of fees paid to GNMA and to the issuer that assembles the loan pool and passes through the monthly mortgage payments to the certificate holders (typically, a mortgage banking firm), regardless of whether the individual mortgagor actually makes the payment. Because payments are made to certificate holders regardless of whether payments are actually received on the underlying loan, Ginnie Maes are of the "modified pass-through" mortgage certificate type. GNMA is authorized to guarantee the timely payment of principal and interest on the Ginnie Maes because securities are backed by an eligible pool of mortgage loans. The GNMA guaranty is backed by the full faith and credit of the United States, and GNMA has unlimited authority to borrow funds from the U.S. Treasury to make payments under the guaranty. The market for Ginnie Maes is highly liquid because of the size of the market and the active participation in the secondary market by securities dealers and a variety of investors.

            b. FHLMC MORTGAGE PARTICIPATION CERTIFICATES ("FREDDIE MACS"). Freddie Macs represent interests in groups of specified first lien residential conventional mortgage loans underwritten and owned by FHLMC. Freddie Macs entitle the holder to timely payment of interest, which is guaranteed by FHLMC. FHLMC guarantees either ultimate collection or timely payment of all principal payments on the underlying mortgage loans. In cases where FHLMC has not guaranteed timely payment of principal, FHLMC may remit the amount due on account of its guarantee of ultimate payment of principal at any time after default on an underlying loan, but in no event later than one year after it becomes payable. Freddie Macs are not guaranteed by the United States or by any of the Federal Home Loan Banks and do not constitute a debt or obligation of the United States or of any Federal Home Loan Bank. The secondary market for Freddie Macs is highly liquid because of the size of the market and the active participation in the secondary market by FHLMC, securities dealers and a variety of investors.

            c. FNMA GUARANTEED MORTGAGE PASS-THROUGH CERTIFICATES ("FANNIE MAES"). Fannie Maes represent an undivided interest in a pool of conventional mortgage loans secured by first mortgages or deeds of trust, on one-family to four-family residential properties. FNMA is obligated to distribute scheduled monthly installments of principal and interest on the loans in the pool, whether or not received, plus full principal of any foreclosed or otherwise liquidated loans. The obligation of FNMA under its guaranty is solely the obligation of FNMA and is neither backed by, nor entitled to, the full faith and credit of the United States.

    The market value of mortgage-related securities depends on, among other things, the level of interest rates, the certificates' coupon rates and the payment history of the underlying borrowers.

    Although the mortgage loans in a pool underlying a mortgage pass-through certificate will have maturities of up to 30 years, the average life of a mortgage pass-through certificate will be substantially less because the loans will be subject to normal principal amortization and also may be prepaid prior to maturity. Prepayment rates vary widely and may be affected by changes in mortgage interest rates. In periods of falling interest rates, the rate of prepayment on higher interest mortgage rates tends to increase, thereby shortening the actual average life of the mortgage pass-through certificate. Conversely, when interest rates are rising, the rate of prepayment tends to decrease, thereby lengthening the average life of the mortgage pass-through certificate. Accordingly, it is not possible to predict accurately the average life of a particular pool. However, based on current statistics, it is conventional to quote yields on mortgage pass-through certificates based on the assumption that they have effective maturities of 12 years. Reinvestment of prepayments may occur at higher or lower rates than the original yield on the certificates. Due to the prepayment feature and the need to reinvest prepayments of principal at current rates, mortgage pass-through certificates with underlying loans bearing interest rates in excess of the market rate can be less effective than typical non-callable bonds with similar maturities at "locking in" yields during periods of declining interest rates, although they may have the comparable risk of declining in value during periods of rising interest rates.

    ZERO COUPON SECURITIES. These securities are notes, bonds and debentures that (i) do not pay current interest and are issued at a substantial discount from par value (ii) have been stripped of their unmatured interest coupons and receipts, or (iii) pay no interest until a stated date one or more years into the future. These securities also include certificates representing interests in such stripped coupons and receipts.

    Because the Portfolios accrue taxable income from zero coupon securities without receiving regular interest payments in cash, each Portfolio may be required to sell portfolio securities in order to pay a dividend. Investing in these securities might also force a Portfolio to sell portfolio securities to maintain portfolio liquidity.

    Because a zero coupon security pays no interest to its holder during its life or for a substantial period of time, it usually trades at a deep discount from its face or par value and will be subject to greater fluctuations in market value in response to changing interest rates than debt obligations of comparable maturities that make regular distributions of interest.

INVESTMENT RESTRICTIONS

    The Trust has adopted the following fundamental investment policies, which, with respect to the Government Portfolio and the Short-Term Bond Portfolio, may not be changed without the approval of a majority of the shareholders of the Government Portfolio or the Short-Term Portfolio, respectively. Neither the Government Portfolio nor the Short-Term Bond Portfolio may:

    1. Borrow money, except as a temporary measure for extraordinary or emergency purposes or to facilitate redemptions (not for leveraging or investment), provided that borrowing does not exceed an amount equal to 33 1/3% of the current value of the Portfolio's assets taken at market value, less liabilities, other than borrowings. If at any time the Portfolio's borrowings exceed this limitation due to a decline in net assets, such borrowings will, within three days, be reduced to the extent necessary to comply with this limitation. The Portfolio will not purchase investments once borrowed funds (including reverse repurchase agreements) exceed 5% of its total assets.

    2. Make loans to any person or firm; provided, however, that the making of a loan shall not include (i) the acquisition for investment of bonds, debentures, notes or other evidence of indebtedness that is publicly distributed or of a type customarily purchased by institutional investors, or (ii) the entering into repurchase agreements, and provided further that a Portfolio may lend its portfolio securities to broker-dealers or other institutional investors if the aggregate value of all securities loaned does not exceed 33 1/3% of the value of a Portfolio's total assets.

    3. Engage in the business of underwriting securities issued by others, except that a Portfolio will not be deemed to be an underwriter or to be underwriting on account of the purchase or sale of securities subject to legal or contractual restrictions on disposition.

    4. Issue senior securities, except as permitted by its investment objective, policies and restrictions, and except as permitted by the 1940 Act.

    5. Invest 25% or more of the value of its total assets in securities of companies primarily engaged in any one industry (other than the U.S. Government, its agencies and instrumentalities); provided, however, that concentration may occur as a result of changes in the market value of portfolio securities. Foreign and domestic branches of U.S. banks and U.S. branches of foreign banks are not considered a single industry for purposes of this restriction.

    6. With respect to 75% of its total assets, invest in securities of any one issuer (other than securities issued by the U.S. Government, its agencies and instrumentalities), if immediately thereafter and as a result of such investment (i) the current market value of the Portfolio's holdings in the securities of such issuer exceeds 5% of the value of the Portfolio's assets, or (ii) the Portfolio owns more than 10% of the outstanding voting securities of the issuer.

    7. Purchase or sell real estate or real estate mortgage loans; provided, however, that a Portfolio may invest in securities secured by real estate or interests therein or issued by companies which invest in real estate or interests therein.

    8. Invest in commodities, except that a Portfolio may purchase and sell financial futures contracts and options thereon.

    The concentration policy of the Government Portfolio and the Short-Term Bond Portfolio (as set forth in Investment Restriction No. 5, above) permits the Portfolios to invest, without limit, in bankers' acceptances, certificates of deposit and similar instruments issued by (i) U.S. banks, (ii) U.S. branches of foreign banks (in circumstances in which the U.S. branches of foreign banks are subject to the same regulation as U.S. banks), and (iii) foreign branches of U.S. banks (in circumstances in which the Portfolio will have recourse to the U.S. bank for the obligations of the foreign branch). The Government Portfolio and the Short-Term Bond Portfolio may concentrate in such instruments when, in the opinion of the Adviser, the yield, marketability and availability of investments meeting a Portfolio's quality standards in the banking industry justify any additional risks associated with the concentration of the Portfolio's assets in such industry.

    The Trust has also adopted the following fundamental investment policies, which, with respect to the Prime Portfolio, may not be changed without the approval of a majority of the shareholders of the Prime Portfolio. The Prime Portfolio may not:

     1. Borrow money, except as a temporary measure for extraordinary or emergency purposes or to facilitate redemptions (not for leveraging or investment), provided that borrowing does not exceed an amount equal to 33 1/3% of the current value of the Portfolio's assets taken at market value, less liabilities, other than borrowings. If at any time the Portfolio's borrowings exceed this limitation due to a decline in net assets, such borrowings will, within three days, be reduced to the extent necessary to comply with this limitation. The Portfolio will not purchase investments once borrowed funds (including reverse repurchase agreements) exceed 5% of its total assets.

     2. Make loans to any person or firm; provided, however, that the making of a loan shall not include (i) the acquisition for investment of bonds, debentures, notes or other evidence of indebtedness that is publicly distributed or of a type customarily purchased by institutional investors, or (ii) the entering into repurchase agreements, and provided further that a Portfolio may lend its portfolio securities to broker-dealers or other institutional investors if the aggregate value of all securities loaned does not exceed 33 1/3% of the value of a Portfolio's total assets.

     3. Engage in the business of underwriting securities issued by others, except that a Portfolio will not be deemed to be an underwriter or to be underwriting on account of the purchase or sale of securities subject to legal or contractual restrictions on disposition.

     4. Issue senior securities, except as permitted by its investment objective, policies and restrictions, and except as permitted by the 1940 Act.

    5. Invest 25% or more of the value of its total assets in securities of companies primarily engaged in any one industry (other than the U.S. Government, its agencies and instrumentalities); provided, however, that concentration may occur as a result of changes in the market value of portfolio securities and from investments in bankers' acceptances, certificates of deposit, time deposits and other similar instruments issued by foreign and domestic branches of U.S. and foreign banks.

    6. With respect to 75% of its total assets, invest in securities of any one issuer (other than securities issued by the U.S. Government, its agencies and instrumentalities), if immediately thereafter and as a result of such investment (i) the current market value of the Portfolio's holdings in the securities of such issuer exceeds 5% of the value of the Portfolio's assets, or (ii) the Portfolio owns more than 10% of the outstanding voting securities of the issuer.

    7. Purchase or sell real estate or real estate mortgage loans; provided, however, that a Portfolio may invest in securities secured by real estate or interests therein or issued by companies which invest in real estate or interests therein.

    8. Invest in commodities, except that a Portfolio may purchase and sell financial futures contracts and options thereon.

    The concentration policy of the Prime Portfolio (as set forth in Investment Restriction No. 5, above) permits the Prime Portfolio to invest, without limit, in bankers' acceptances, certificates of deposit and similar instruments issued by (i) U.S. banks, (ii) U.S. branches of foreign banks (in circumstances in which the U.S. branches of foreign banks are subject to the same regulation as U.S. banks), (iii) foreign branches of U.S. banks (in circumstances in which the Prime Portfolio will have recourse to the U.S. bank for the obligations of the foreign branch), and (iv) foreign branches of foreign banks to the extent that the Adviser determines that the foreign branches of foreign banks are subject to the same or substantially similar regulations as U.S. banks. The Prime Portfolio may concentrate in such instruments when, in the opinion of the Adviser, the yield, marketability and availability of investments meeting the Prime Portfolio's quality standards in the banking industry justify any additional risks associated with the concentration of the Prime Portfolio's assets in such industry.

    The Prime Portfolio shall not invest more than 50% of the value of its total assets in securities issued by foreign branches of foreign banks. This non-fundamental restriction may be changed by the Board of Trustees without the approval of shareholders.

PORTFOLIO TURNOVER

    The portfolio turnover rate for each Portfolio is calculated by dividing the lesser of purchases or sales of the Portfolio's securities for the particular year, by the monthly average value of the Portfolio's securities owned during the year. For purposes of determining the rate, all short-term securities, including options, futures, forward contracts and repurchase agreements, are excluded.

ITEM 13. MANAGEMENT OF THE TRUST

    The Board of Trustees of the Trust is responsible for overseeing generally the operation of the Portfolios. SSgA Funds Management, Inc. serves as the Trust's adviser and State Street Bank and Trust Company ("State Street") serves as the Trust's, custodian, transfer agent and administrator.

    Set forth below is information about the Trustees and the officers of the Trust. Each Trustee's and officer's address is Two International Place, Boston, Massachusetts 02110 unless otherwise noted.

                                                                                   Number of
                                                                                   Portfolios
                                                                                   in Fund
                        Position      Term of Office                               Complex        Other
                        Held with     and Length of     Principal Occupation       Overseen by    Directorships
Name and Age            the Trust     Time Served       During Past 5 Years        Trustee        Held by Trustee
------------------------------------------------------------------------------------------------------------------------
Interested Trustee
------------------

*Ralph Vitale, 52       Trustee       Indefinite        Executive Vice President   3              Director and
                                      term; elected     and Head of Securities                    Chairman of the
                                      in 2001           Finance Division of                       Board, EquiLend LLC
                                                        State Street since 2000;
                                                        Executive Vice President
                                                        of State Street,
                                                        1997-2000

Independent Trustees
--------------------

Michael Jessee,         Trustee and   Indefinite        President and Chief        3              0
54                      Chairman of   term; elected     Executive Officer of the
                        the Board     in 1996           Federal Home Loan Bank
                                                        of Boston since 1989

George Sullivan, 58     Trustee       Indefinite        Chief Executive Officer,   3              Trustee,
                                      term; elected     Newfound Consultants                      Allmerica  Fulcrum
                                      in 1996           Inc., a financial                         Trust; Trustee,
                                                        consulting firm, since                    SEI Fund Group.
                                                        1997

Peter Tufano, 44        Trustee       Indefinite        Sylvan C. Coleman          3              0
                                      term; elected     Professor of Financial
                                      in 1996           Management at Harvard
                                                        Business School since
                                                        1989

OFFICERS:
---------

Edward J. O'Brien, 46   President     Indefinite        Senior Vice President      ------         ------
                                      term; elected     and Division Head for
                                      in 2001           the Global Securities
                                                        Lending Division of
                                                        State Street since 2000;
                                                        Senior Manager of State
                                                        Street's Securities
                                                        Lending Division,
                                                        1996-2000

Cinzia Liambo,          Vice          Indefinite        Vice President and head    ------         ------
37                      President     term; elected     of the Compliance
                                      in 2001           Department for the
                                                        Global Securities
                                                        Lending Division of
                                                        State Street since 1986

Kathleen Cuocolo, 48,   Treasurer     Indefinite        Executive Vice President   ------         ------
Two Avenue de                         term; elected     of State Street since
Lafayette, Boston, MA                 in 2001           2000; Senior Vice
02111                                                   President of State
                                                        Street, 1995-2000

Mary Moran Zeven, 40,   Secretary     Indefinite        Vice President and         ------         ------
One Federal Street -                  term; elected     Associate Counsel, State
9th Floor                             in 2001           Street since 2000; Vice
Boston, MA  02110                                       President and Counsel,
                                                        PFPC, Inc., 1999 to
                                                        2000; Counsel, Curtis,
                                                        Mallet-Prevost, Colt &
                                                        Mosle, LLP, 1996 to 1999
                                                        (law firm).

Julie Tedesco, 43       Assistant     Indefinite        Vice President and         ------         ------
One Federal Street -    Secretary     term; elected     Associate Counsel, State
9th Floor                             in 2001           Street since 2000;
Boston, MA  02110                                       Counsel, First Data
                                                        Investor Services Group,
                                                        Inc., 1994 to 2000.

    *Mr. Vitale is an "interested person" of the Trust, as defined in the 1940 Act, by virtue of his position as an officer of an affiliate of the Adviser.

    No officer, director or employee of the Adviser, its parent or subsidiaries receives any compensation from the Trust for serving as an officer or Trustee of the Trust. The Trust pays each Trustee who is not an officer, employee or director of the Adviser or its affiliates $10,000 per year (except the Chairman of the Board, who receives an annual retainer of $15,000) plus $2,500 per meeting attended and reimburses them for travel and out-of-pocket expenses, if any. The Trust held four Board meetings during the fiscal year ended December 31, 2000, all of which were regular meetings. The aggregate remuneration paid to the Trustees by the Trust for the fiscal year December 31, 2000 was $65,000 (no travel or out-of-pocket expenses were incurred or reimbursed during the fiscal year ended December 31, 2000).

    The table below shows the compensation that the Trustees received during the Trust's fiscal year ended December 31, 2000. Mr. Vitale, who was first elected as a Trustee in 2001, receives no compensation from the Trust.

                                                                                        Total Compensation
                        Aggregate          Pension or Retirement   Estimated Annual     From the Trust and
Name and                Compensation       Benefits Accrued as     Benefits Upon        Fund Complex Paid to
Position                from the Trust     Part of Trust Expenses  Retirement           Trustees*
---------------------------------------------------------------------------------------------------------------
Michael Jessee,         $25,000            $0                      N/A                  $25,000 (1)
Chairman of the Board
and Trustee

Peter Tufano, Trustee   $20,000            $0                      N/A                  $20,000 (1)

George Sullivan,        $20,000            $0                      N/A                  $20,000 (1)
Trustee

* Represents the total compensation paid to such persons during the calendar year ended December 31, 2000 by investment companies from which such person receives compensation that are considered part of the same fund complex as the Trust because they have common or affiliated investment advisers. The number in parentheses represents the number of such investment companies and portfolios.

    The Board of Trustees has an Audit Committee consisting of all Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust. The Audit Committee meets with the Trust's independent accountants to review and approve the scope and results of their professional services; to review the procedures for evaluating the adequacy of the Trust's accounting controls; to consider the range of audit fees; and to make recommendations to the Board regarding the engagement of the Trust's independent accountants. The Audit Committee met once during the fiscal year ended December 31, 2000.

ITEM 14. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

CONTROLLING SHAREHOLDERS

    In connection with State Street's securities lending program, State Street holds certain collateral on behalf of its securities lending clients to secure the return of loaned securities. Such collateral may be invested in Trust shares from time to time. State Street, however, will pass through voting rights to its securities lending clients that have a beneficial interest in a Portfolio. Consequently, State Street will not be a controlling person of the Trust for purposes of the 1940 Act.

PRINCIPAL SHAREHOLDERS

    As of August 1, 2001, there were no shares outstanding for Government Portfolio or Short-Term Bond Portfolio, and the following shareholders of record owned 5% or more of the issued and outstanding shares of Prime Portfolio:

                                                                            Percentage of
  Shareholder                         Principal Address                      Shares Held
  -----------                         -----------------                      -----------
  Hartford Advisors                   200 Hope Meadow Road                     8.448%
                                      Simsbury, CT

  Ontario Municipal Employee's        One University Ave                       6.848%
  Retirement Board                    Suite 100
                                      Toronto, Ontario

The Trustees and officers of the Trust, as a group, own less than 1% of the Trust's voting securities.

ITEM 15. INVESTMENT ADVISORY AND OTHER SERVICES

SERVICE PROVIDERS

    Most of the Portfolios' necessary day-to-day operations are performed by service providers under contract to the Trust. The principal service providers for the Portfolios are:

    Investment Adviser:                                SSgA Funds Management, Inc.
    Custodian, Transfer Agent and Administrator:       State Street Bank and Trust Company
    Independent Accountants:                           PricewaterhouseCoopers LLP

ADVISER

    SSgA Funds Management, Inc. serves as the investment adviser to the Portfolios pursuant to an Advisory Agreement dated as of May 1, 2001 ("Advisory Agreement"), by and between the Adviser and the Trust. Prior to May 1, 2001, State Street served as the investment adviser to the Portfolios pursuant to an Advisory Agreement dated as of March 4, 1996, by and between State Street and the Trust. State Street is a Massachusetts chartered trust company and a member of the Federal Reserve System. The Adviser and State Street are wholly-owned subsidiaries of State Street Corporation, a publicly held bank holding company. The Adviser's mailing address is Two International Place, Boston, Massachusetts 02110. State Street's mailing address is 225 Franklin Street, Boston, MA 02110.

    Under the Advisory Agreement, the Adviser directs each Portfolio's investments in accordance with its investment objectives, policies and limitations. For these services, the Portfolio pays a fee to the Adviser at the rates stated in the Prospectus. The advisory fees paid to State Street for the fiscal year ended December 31, 1998, December 31, 1999, and December 31, 2000 were $1,274,890, $1,735,892, and $3,100,694, respectively.

    The contractual arrangements between the Trust and the Adviser were approved by the Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined in Section 2(a)(19) of the 1940 Act ("Independent Trustees"), and will continue in effect from year to year provided that the arrangements are approved by the Trustees, including a majority of the Independent Trustees on an annual basis. The Advisory Agreement may be terminated without penalty by the Adviser upon 90 days' written notice, or by the Trust on behalf of each Portfolio upon 60 days' written notice, and will terminate automatically upon its assignment.

ADMINISTRATOR

    State Street (the "Administrator") serves as the administrator of each Portfolio pursuant to an Administration Agreement dated as of March 4, 1996 ("Administration Agreement") by and between State Street and the Trust. Under the Administration Agreement, the Administrator will, among other things (i) provide each Portfolio with administrative and clerical services, including the maintenance of certain of the Portfolio's books and records (ii) arrange the periodic updating of the Trust's Registration Statement and Confidential Offering Memorandum and (iii) provide proxy materials and reports to Portfolio shareholders and the Securities and Exchange Commission (the "SEC"). For these services, the Trust pays to the Administrator an annual fee based on the average daily net asset value of the Trust. The administration fees paid for the fiscal year ended December 31, 1998, December 31, 1999, and December 31, 2000 were $500,450, $630,969, and $1,072,829, respectively.

    The Administration Agreement was approved initially for a two-year term by the Trustees, and will continue in effect from year to year unless terminated in writing by either the Administrator or the Trust at the end of such period or thereafter on 60 days' prior written notice given by either party to the other party.

CUSTODIAN AND TRANSFER AGENT

    State Street serves as the custodian ("Custodian") and transfer agent ("Transfer Agent") for each Portfolio of the Trust. State Street also provides the basic portfolio recordkeeping required by the Trust for regulatory and financial reporting purposes.

INDEPENDENT AUDITORS

    PricewaterhouseCoopers LLP serves as the Trust's independent auditors for each Portfolio of the Trust. PricewaterhouseCoopers LLP is responsible for performing annual audits of the financial statements and financial highlights in accordance with generally accepted auditing standards, reviewing the federal tax returns, and, pursuant to Rule 17f-2 of the 1940 Act, three security counts.

ITEM 16. BROKERAGE ALLOCATION AND OTHER PRACTICES

    All portfolio transactions are placed on behalf of the Portfolios by the Adviser. There is generally no stated commission in the purchase or sale of securities traded in the over-the-counter markets, including most debt securities and money market instruments. Rather, the price of such securities includes an undisclosed commission in the form of a mark-up or mark-down. The cost of securities purchased from underwriters includes an underwriting commission or concession.

    Subject to the arrangements and provisions described below, the selection of a broker or dealer to execute portfolio transactions is usually made by the Adviser. The Advisory Agreement provides, in substance and subject to specific directions from the Trust's Board of Trustees, that in executing portfolio transactions and selecting brokers or dealers, the principal objective is to seek the best net price and execution for the Trust. Ordinarily, securities will be purchased from primary markets, and the Adviser shall consider all factors it deems relevant in assessing the best overall terms available for any transaction, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and other transactions on a continuing basis.

    The Advisory Agreement authorizes the Adviser to select brokers or dealers to execute a particular transaction, including principal transactions. Also, in evaluating the best overall terms available, the Adviser may consider the "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolios and/or the Adviser (or its affiliates). The Adviser is authorized to cause the Portfolios to pay a commission to a broker or dealer who provides such brokerage and research services for executing a portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Adviser must determine in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided.

    The Trustees periodically review the Adviser's performance of its responsibilities in connection with the placement of portfolio transactions on behalf of the Portfolios and review the prices paid by the Portfolios over representative periods of time to determine if such prices are reasonable in relation to the benefits provided to the Portfolios. Certain services received by the Adviser attributable to a particular Portfolio transaction may benefit one or more other accounts for which the Adviser exercises investment discretion, or a Portfolio other than that for which the transaction was effected. The Adviser's fees are not reduced by the Adviser's receipt of such brokerage and research services.

ITEM 17. CAPITAL STOCK AND OTHER SECURITIES

    Under its Master Trust Agreement, the Trust is authorized to issue an unlimited number of shares of beneficial interest with a par value of $.001 per share, which may be divided into one or more series, each of which evidences pro rata ownership interest in a different investment portfolio. The Trustees may create additional portfolio series at any time without shareholder approval. The shares of each portfolio series may have such rights and preferences as the Trustees may establish from time to time, including the right of redemption (including the price, manner and terms of redemption), special and relative rights as to dividends and distributions, liquidation rights, sinking or purchase fund provisions, conversion rights and conditions under which any portfolio series may have separate voting rights or no voting rights.

    As of the date of this Statement of Additional Information, the Trust is comprised of the following portfolio series, each of which commenced operations on the date set forth opposite the Portfolio's name:

                                                                         COMMENCEMENT OF
                          NAME                                             OPERATIONS
                          ----                                             ----------

State Street Navigator Securities Lending Prime Portfolio                 May 15, 1996

State Street Navigator Securities Lending Government Portfolio                 *

State Street Navigator Securities Lending Short-Term Bond Portfolio            *

--------------
* As of the date of this SAI, this Portfolio has not commenced operations.

    The Trust is authorized, without shareholder approval, to divide shares of any series into two or more classes of shares, each class having such different dividend, liquidation, voting and other rights as the Trustees may determine.

    Any amendment to the Master Trust Agreement that would materially and adversely affect shareholders of the Trust as a whole, or shareholders of a particular portfolio series, must be approved by the holders of a majority of the shares of the Trust or the portfolio series, respectively. All other amendments may be effected by the Trust's Board of Trustees.

    The Master Trust Agreement provides that shareholders shall not be subject to any personal liability for the acts or obligations of a portfolio series and that every written agreement, obligation, or other undertaking of a portfolio series shall contain a provision to the effect that the shareholders are not personally liable thereunder. If any present or past shareholder of any portfolio series of the Trust is charged or held personally liable for any obligation or liability of the Trust solely by reason of being or having been a shareholder and not because of such shareholder's acts or omissions or for some other reason, the portfolio series, upon request, shall assume the defense against such charge and satisfy any judgment thereon, and the shareholder or former shareholder shall be entitled out of the assets of such portfolio series to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk to shareholders of incurring financial loss beyond their investments is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

    The Trust will not have an Annual Meeting of Shareholders. Special Meetings may be convened (i) by the Board of Trustees (ii) upon written request to the Board of Trustees by the holders of at least 10% of the outstanding shares of the Trust, or (iii) upon the Board of Trustee's failure to honor the shareholders' request as described above, by holders of at least 10% of the outstanding shares giving notice of the special meeting to the shareholders.

ITEM 18. PURCHASE, REDEMPTION AND PRICING OF SHARES

MANNER IN WHICH SHARES ARE OFFERED

    Shares of Prime Portfolio are being offered to clients of State Street's securities lending program. Shares are sold on a private placement basis in accordance with Regulation D under the Securities Act of 1933, as amended. Because shares are sold directly by the Trust without a distributor, they are not subject to a sales load or redemption fee, and assets of the Trust are not subject to a Rule 12b-1 fee.

VALUATION OF FUND SHARES

    PRIME PORTFOLIO AND GOVERNMENT PORTFOLIO. Net asset value per share for the shares of each of Prime Portfolio and Government Portfolio is calculated as of 5:00 p.m. New York City time on each day on which the Boston Federal Reserve is open for business, which excludes the following business holidays: New Year's Day, Martin Luther King Jr. Day, President's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day.

    It is the policy of each Portfolio to use its best efforts to maintain a constant price per share of $1.00, although there can be no assurance that the $1.00 net asset value per share will be maintained. In accordance with this effort and pursuant to Rule 2a-7 under the 1940 Act, each Portfolio uses the amortized cost valuation method to value its portfolio instruments. This method involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium even though the portfolio security may increase or decrease in market value generally in response to changes in interest rates. While this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price a Portfolio would receive if it sold the instrument.

    The Trustees have established procedures reasonably designed to stabilize each Portfolio's price per share at $1.00. These procedures include (i) the determination of the deviation from $1.00, if any, of each Portfolio's net asset value using market values, (ii) periodic review by the Trustees of the amount of and the methods used to calculate the deviation and, (iii) maintenance of records of such determination. The Trustees will promptly consider what action, if any, should be taken if such deviation exceeds 1/2 of one percent.

    SHORT-TERM BOND PORTFOLIO. Net asset value per share is calculated for Short-Term Bond Portfolio as of the close of the regular trading session on the New York Stock Exchange (generally 4:00 p.m. eastern time) on each day on which the New York Stock Exchange is open for business. Currently, the New York Stock Exchange is open for trading every weekday except New Year's Day, Martin Luther King Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

    With the exceptions noted below, the Portfolio values its investment portfolio at market value. This generally means that equity securities and fixed-income securities listed and traded principally on any national securities exchange are valued on the basis of the last sale price or, lacking any sales, at the closing bid price on the primary exchange on which the security is traded. United States equity and fixed-income securities traded principally over-the-counter and options are valued on the basis of the last reported bid price. Futures contracts are valued on the basis of the last reported sale price.

    Because many fixed-income securities do not trade each day, last sale or bid prices are frequently not available. Therefore, fixed-income securities may be valued using prices provided by a pricing service when such prices are determined by the Custodian to reflect the market value of such securities.

    International securities traded over the counter are valued on the basis of best bid or official bid, as determined by the relevant securities exchange. In the absence of a last sale or best or official bid price, such securities may be valued on the basis of prices provided by a pricing service if those prices are believed to reflect the market value of such securities.

    The Portfolio values securities maturing within 60 days of the valuation date at amortized cost unless the Board of Trustees determines that amortized cost does not represent market value. This method involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, even though the portfolio security may increase or decrease in market value generally in response to changes in interest rates. While this method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price the Portfolio would receive if it sold the instrument.

ITEM 19. TAXATION OF THE TRUST

FEDERAL TAXES

    Each Portfolio intends to qualify for treatment as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As a RIC, a Portfolio is not liable for federal income taxes on taxable net investment income and capital gain net income (capital gains in excess of capital losses) that it distributes to its shareholders, provided that the Portfolio distributes annually to its shareholders at least 90% of its net investment income and net short-term capital gain in excess of net long-term capital losses ("Distribution Requirement"). For a Portfolio to qualify as a RIC it must abide by all of the following requirements: (i) at least 90% of the Portfolio's gross income each taxable year must be derived from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies, or other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies ("Income Requirement"); (ii) at the close of each quarter of the Portfolio's taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, U.S. Government securities, securities of other RICS, and other securities, with such other securities limited, in respect of any one issuer, to an amount that does not exceed 5% of the total assets of the Portfolio and that does not represent more than 10% of the outstanding voting securities of such issuer, and (iii) at the close of each quarter of the Portfolio's taxable year, not more than 25% of the market value of its total assets may be invested in the securities of any one issuer or two or more issuers in the same industry and which are controlled by the Portfolio (other than U.S. Government securities or the securities of other
RICs).

    Each Portfolio will be subject to a nondeductible 4% excise tax to the extent it fails to distribute by the end of any calendar year an amount at least equal to the sum of: (a) 98% of its ordinary income for that year; (b) 98% of its capital gain net income for the one-year period ending on October 31 of that year; and (c) certain undistributed amounts from the preceding calendar year. For this and other purposes, dividends declared in October, November or December of any calendar year and made payable to shareholders of record in such month will be deemed to have been received on December 31 of such year if the dividends are paid by the Portfolio subsequent to December 31 but prior to February 1 of the following year.

    If a shareholder receives a distribution taxable as long-term capital gain with respect to shares of a Portfolio and redeems or exchanges the shares without having held the shares for more than six months, then any loss on the redemption or exchange will be treated as long-term capital loss to the extent of the capital gain distribution.

    Depending upon the extent of each Portfolio's activities in states and localities in which its offices are maintained, its agents or independent contractors are located, or it is otherwise deemed to be conducting business, the Portfolio may be subject to the tax laws of such states or localities.

    The foregoing discussion is only a summary of certain federal and state income tax issues generally affecting a Portfolio and its shareholders. Circumstances among investors may vary, and each investor is encouraged to discuss an investment in a Portfolio with the investor's tax adviser.

ITEM 20. UNDERWRITERS

Not Applicable.

ITEM 21. CALCULATION OF PERFORMANCE DATA

AVERAGE ANNUAL TOTAL RETURN

    SHORT-TERM BOND PORTFOLIO. Short-Term Bond Portfolio computes average annual total return by using a standardized method of calculation required by the SEC. Average annual total return is computed by finding the average annual compounded rates of return on a hypothetical initial investment of $1,000 over the one-, five- and ten-year periods (or the life of the Portfolio as appropriate), that would equate the initial amount invested to the ending redeemable value, according to the following formula:

           (n)
     P (1+T) = ERV

          where:  P     =   a hypothetical initial payment of $1,000

                  T     =   average annual total return

                  n     =   number of years

                  ERV   =   ending redeemable value of a $1,000 payment made
                            at the beginning of the 1-, 5- and 10-year periods at the end of the year or period

    The calculation assumes that all dividends and distributions of the Portfolio are reinvested at the price calculated in the manner described in the Prospectus on the dividend dates during the period, and includes all recurring and nonrecurring fees that are charged to all shareholder accounts.

YIELD AND EFFECTIVE YIELD

PRIME PORTFOLIO AND GOVERNMENT PORTFOLIO. The yield for each Portfolio is calculated daily based upon the seven days ending on the date of calculation ("base period"). The yields are computed by determining the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from shareholder accounts and dividing the net change in the account value by the value of the account at the beginning of the base period to obtain the base period return, and then multiplying the base period return by (365/7) with the resulting yield figure carried to the nearest hundredth of one percent. An effective yield is computed by determining the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, subtracting a hypothetical charge reflecting deductions from shareholder accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then compounding the base period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the following formula:

                                      [365/7]
EFFECTIVE YIELD=[(BASE PERIOD RETURN+1)      ]-1

The following are the current and effective yields for Prime Portfolio for the seven-day period ended June 30, 2001:

                Current Yield......................    4.26%

                Effective Yield....................    4.35%

    The yields quoted are not indicative of future results. Yields will depend on the type, quality, maturity, and interest rate of money market instruments held by the Portfolios.

    SHORT-TERM BOND PORTFOLIO. Yields are computed by using standardized methods of calculation required by the SEC. Yields are calculated by dividing the net investment income per share earned during a 30-day (or one month) period by the maximum offering price per share on the last day of the period, according to the following formula:

                     (6)
YIELD = 2[({a-b/cd}+1) - 1]

        where:  a   =   dividends and interest earned during the period;

                b   =   expenses accrued for the period (net of reimbursements);

                c   =   average daily number of shares outstanding during the
                        period that were entitled to receive dividends; and

                d   =   the maximum offering price per share on the last day
                        of the period.

Any yield quoted by a Portfolio is not indicative of future results. Yields will depend on the type, quality, maturity and interest rate of instruments held by the Portfolio.

ITEM 22. FINANCIAL STATEMENTS

    The audited financial statements for the fiscal year ended December 31, 2000 for the Prime Portfolio are included in the Portfolio's Annual Report to Shareholders, which was filed with the SEC on March 9, 2001, and are incorporated into this SAI by reference.

                                   Appendix A

RATINGS OF DEBT INSTRUMENTS

    MOODY'S INVESTORS SERVICE, INC. ("MOODY'S") - LONG TERM DEBT RATINGS. The following is a description of Moody's debt instrument ratings.

    Aaa - Bonds that are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or exceptionally stable margin, and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

    Aa - Bonds that are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities, fluctuation of protective elements may be of greater amplitude, or there may be other elements present that make the long-term risk appear somewhat larger than that of the Aaa securities.

    A - Bonds that are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present that suggest a susceptibility to impairment sometime in the future.

    Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through B. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a midrange ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

    STANDARD & POOR'S RATING GROUP ("S&P"). S&P's ratings are based, in varying degrees, on the following considerations: (i) the likelihood of default - capacity and willingness of the obligor as to the timely payment of interest and repayment of principal in accordance with the terms of the obligation; (ii) the nature of and provisions of the obligation; and (iii) the protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.

    AAA - Debt rated AAA has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.

    AA - Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the highest rated issues only in small degree.

    A - Debt rated A has a strong capacity to pay interest and repay principal, although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

    Plus (+) or minus (-): The ratings from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.


                                  Appendix A-1

RATINGS OF COMMERCIAL PAPER

    MOODY'S. Moody's short-term debt ratings are opinions of the ability of issuers to repay punctually senior debt obligations. These obligations have an original maturity not exceeding one year, unless explicitly noted. Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment ability of rated issuers:

    Issuers rated Prime-1 (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

    o   Leading market positions in well-established industries.

    o   High rates of return on funds employed.

    o Conservative capitalization structure with moderate reliance on debt and ample asset protection.

    o Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

    o Well-established access to a range of financial markets and assured sources of alternate liquidity.

    Issuers rated Prime-2 (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternative liquidity is maintained.

    Issuers rated Not Prime do not fall within any of the Prime rating categories.

    S&P. An S&P commercial paper rating is a current assessment of the likelihood of timely payment of debt considered short-term in the relevant market. Ratings are graded into several categories, ranging from A-1 for the highest quality obligations to D for the lowest. These categories are as follows:

    A-1 - This highest category indicates that the degree of safety regarding timely payment is strong. Those issues determined to possess extremely strong safety characteristics are deemed with a plus sign (+) designation.

    A-2 - Capacity for timely payment on issues with this designation is satisfactory. However, the relative degree of safety is not as high as for issues designated A-1.

    FITCH, INC. ("FITCH"). Commercial paper rated by Fitch reflects Fitch's current appraisal of the degree of assurance of timely payment of such debt. An appraisal results in the rating of an issuer's paper as F-1, F-2, F-3, or F-4.

    F-1 - This designation indicates that the commercial paper is regarded as having the strongest degree of assurance for timely payment.

    F-2 - Commercial paper issues assigned this rating reflect an assurance of timely payment only slightly less in degree than those issues rated F-1.


                                  Appendix A-2

                                     PART C

ITEM 23. EXHIBITS

        (a)(1) Master Trust Agreement (Agreement and Declaration of Trust), effective as of June 15, 1995, is incorporated by reference to original Registration Statement on Form N-1A filed on June 20, 1996.

           (2) Amendment No. 1, dated February 26, 1996, to the Master Trust Agreement, is incorporated by reference to original Registration Statement on Form N-1A filed on June 20, 1996.

           (3) Amendment No. 2, dated September 5, 1997, to the Master Trust Agreement, is incorporated by reference to Post-Effective Amendment No. 5 on Form N-1A filed on April 27, 2001.

           (4) Amendment No. 3, dated March 1, 1999, to the Master Trust Agreement, is incorporated by reference to Post-Effective Amendment No. 5 on Form N-1A filed on April 27, 2001.

        (b) By-Laws are incorporated by reference to the Registration Statement filed on June 20, 1996.

        (c)     None.

        (d)(1) Investment Advisory Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.

           (2) Form of Investment Advisory Agreement between State Street Navigator Securities Lending Trust and SSgA Funds Management, Inc. is incorporated by reference to Post-Effective Amendment No. 5 on Form N-1A filed on April 27, 2001.

        (e)     Not Applicable.

        (f)     Not Applicable.

        (g)(1) Custodian Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.

           (2) Form of Amendment to Custodian Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is filed herewith.

        (h)(1) Transfer Agency Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.

           (2) Administrative Services Agreement between State Street Navigator Securities Lending Trust and State Street Bank and Trust Company is incorporated by reference to the Registration Statement filed on June 20, 1996.

           (3) Powers of attorney are incorporated by reference to Post-Effective Amendment No. 5 on Form N-1A filed on April 27, 2001.

        (i)     Not Applicable.

        (j)     Consent of Independent Accountants filed herewith.

        (k)     Not Applicable.

        (l)     None.

        (m)     Not Applicable.

        (n)     Not Applicable.

        (p)     Not Applicable.

ITEM 24. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

      The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.

ITEM 25. INDEMNIFICATION

      Under Article VI of the Registrant's Master Trust Agreement, the Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (hereinafter referred to as a "Covered Person")) against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, director or trustee, except with respect to any matter as to which it has been determined that such Covered Person had acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office (such conduct referred to hereafter as "Disabling Conduct"). A determination that the Covered Person is entitled to indemnification may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against a Covered Person for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) a vote of a majority of a quorum of Trustees who are neither "interested persons" of the Trust as defined in section 2(a)(19) of the Investment Company Act of 1940, as amended, nor parties to the proceeding, or (b) an independent legal counsel in a written opinion.

      Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to Trustees, officers, underwriters and controlling persons of the Registrant, pursuant to Article VI of the Registrant's Master Trust Agreement, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

      See "Management of the Trust" in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference thereto.

ITEM 27. PRINCIPAL UNDERWRITERS

      Not Applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS

      All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of State Street, the Registrant's investment adviser, administrator, custodian and transfer agent, at 225 Franklin Street, Boston, Massachusetts 02110.

ITEM 29. MANAGEMENT SERVICES

      None.

ITEM 30. UNDERTAKINGS

      Not Applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, State Street Navigator Securities Lending Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 21st day of August, 2001.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By: /s/ Edward O'Brien*
    -------------------
    Edward O'Brien
    President (Principal Executive Officer)

* Attorney-in-fact: /s/ Julie A. Tedesco
                    --------------------
                    Julie A. Tedesco, Assistant Secretary
                    Attorney-in-fact

                                  EXHIBIT LIST


Item No.               Exhibit
--------               -------

Exhibit (g)(2)         Form of Amendment to Custodian Agreement between
                       State Street Bank and Trust Company and the Trust

Exhibit (j)            Consent of Independent Accountants